Exhibit (h)(xiii)
AMENDMENT NO. 1
     AMANDMENT NO. 1 dated as of September 23, 2009 to the CREDIT AGREEMENT (as amended from time to time, the “Agreement”), dated as of October 6, 2008, among the Borrowers listed from time to time on Schedule I thereto, as it may be amended from time to time, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
W I T N E S S E T H:
     WHEREAS, the Borrowers have requested, among other things, that the Termination Date be extended from October 5, 2009 to October 4, 2010 and the Lenders are agreeable to such request;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein it is hereby agreed as follows:
     1. Definitions. All terms defined in the Agreement shall be used herein as defined in the Agreement unless otherwise defined herein or the context otherwise requires.
     2. Amendments.
     (a) The definition of “Applicable Margin” contained in Section 1 is amended and restated to read as follows:
          “’Applicable Margin’: 1.25% per annum.”
     (b) The definition of “Federal Funds Rate” contained in Section 1 is amended and restated to read as follows:
     “’Federal Funds Rate’: means, for any day, a rate per annum equal to the higher of (a) the Federal Funds Effective Rate in effect on such and (b) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Federal Funds Rate due to a change in the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     (c) The definition of “Termination Date” contained in Section 1 is amended and restated to read as follows:
     “’Termination Date’: October 4, 2010, or such earlier date on which the Commitments shall terminate as provided herein.”
Chena/Amendments/Schroder

     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate3 at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     3. Representations and Warranties. Each Borrower represents and warrants that:
     (a) no Default or Event of Default has occurred and is continuing; and
     (b) the representations and warranties made by such Borrower in Section 3 of the Agreement are true and correct on and as of the date hereof with the same force and

[3]	Add “(rounded upwards, if necessary, to the next 1/16 of 1%)” if Reference Banks are used to quote rates.
Chena/Amendments/Schroder

effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
     4. Effect of Amendment. On and after the date this Amendment becomes effective in accordance with Section 4 hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement, and each reference in the Notes referring to “the Agreement,” “thereunder,” “thereof,” or words of like import shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.
     5. Miscellaneous. This Amendment (a) shall be effective (as of the date hereof) on the date when counterparts of this Amendment shall have been executed by the Borrowers and the Lenders and (b) may be executed in one or more counterparts by the parties hereto, delivery of which by telecopy or emailed pdf. shall be effective as delivery of a manually executed counterpart of this Amendment; and, (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (d) shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.
Remainder of the Page Left Intentionally Blank
Signature Page to Follow
Chena/Amendments/Schroder

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:
Name:
Title:

SCHRODER CAPITAL FUNDS (DELAWARE)
Schroder International Alpha Fund
Schroder US Opportunities Fund

SCHRODER SERIES TRUST
Schroder International Diversified Value Fund
Schroder Total Return Fixed Income Fund
Schroder Multi-Asset Growth Portfolio
Schroder US Small and Mid Cap
Opportunities Fund
Schroder Emerging Market Equity Fund

SCHRODER GLOBAL SERIES TRUST
Schroder North American Equity Fund

By: /s/ ALAN MANDEL Name: Alan Mandel
Title: Treasurer
Chena/Amendments/Schroder

4